Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-227940
November 15, 2018

TuanChe Limited

TuanChe Limited, or our company, has filed a registration statement on Form F-1, including a prospectus, with the Securities and Exchange Commission, or the SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents our company has filed with the SEC for more complete information about our company and this offering. Investors should rely upon the prospectus and any relevant free writing prospectus for complete details. You may obtain these documents and other documents our company has filed for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, our company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, if you request it, by contacting (1) Maxim Group LLC, by telephone at (212) 895-3745 or by emailing syndicate@maximgrp.com; or (2) AMTD Global Markets Limited, by telephone at (852) 3163-3288 or by emailing prospectus@amtdgroup.com. You may also access our company's most recent prospectus dated November 15, 2018, which is included in Amendment No. 4 to our company's registration statement on Form F-1, as filed with the SEC on November 15, 2018, or Amendment No. 4, by visiting EDGAR on the SEC website at: https://www.sec.gov/Archives/edgar/data/1743340/000114420418060156/tv506946-f1a.htm

The following information supplements and updates the information contained in the Company's preliminary prospectus dated November 9, 2018. This free writing prospectus reflects the following amendment that was made in Amendment No. 4. All references to page numbers are to page numbers in Amendment No. 4.

Deleted the following statement on page 172:

~~We have agreed that if certain potential purchasers introduced to the underwriters other than by Maxim Group LLC fail to fund their allocated portion of the offering, then the amount of the total offering will be reduced by the amount which they failed to fund.~~